Exhibit 99.3

Item 8.                          Financial Statements and Supplementary Data

The financial statements of the Company and its subsidiaries and the report thereon of Grant Thornton LLP are included herein:

•       Report of Independent Registered Public Accounting Firm.

•       Consolidated Balance Sheets at September 30, 2009 and 2008.

•       Consolidated Statements of Operations for the years ended September 30, 2009, 2008 and 2007.

•       Consolidated Statements of Cash Flows for the years ended September 30, 2009, 2008 and 2007.

•       Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the years ended September 30, 2009, 2008 and 2007.

•       Notes to Consolidated Financial Statements.

•       Schedule I – Condensed Financial Information of Registrant.

•       Schedule II – Valuation and Qualifying Accounts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Griffon Corporation

We have audited the accompanying consolidated balance sheets of Griffon Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended September 30, 2009.  Our audits of the basic financial statements included the financial statement schedules listed in the index appearing under Item 8.  These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Griffon Corporation and subsidiaries as of September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 of the notes to the consolidated financial statements, effective October 1, 2007, the Company adopted new accounting guidance related to the accounting for uncertainty in income tax reporting.

As discussed in Note 2 of the notes to the consolidated financial statements, effective October 1, 2009, the Company adopted new accounting guidance with respect to convertible debt, which has been retrospectively applied to all periods presented.

As discussed in Note 11 of the notes to the consolidated financial statements, the Company adopted accounting amendments on September 30, 2007 related to the recognition of the funded status of defined benefit postretirement plans in the consolidated balance sheets.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Griffon Corporation and subsidiaries’ internal control over financial reporting as of September 30, 2009 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated November 24, 2009 expressed an unqualified opinion thereon.

GRANT THORNTON LLP

New York, New York

November 24, 2009 (except for Note 2,

as to which the date is February 3, 2010)

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(as retrospectively adjusted, See Note 2)

	At September 30,	At September 30,
	2009	2008

CURRENT ASSETS
Cash and equivalents	$320,833	$311,921
Accounts receivable, net of allowances of $4,457 and $5,609	164,619	163,586
Contract costs and recognized income not yet billed, net of progress payments of $14,592 and $8,863	75,536	69,001
Inventories, net	139,170	167,158
Prepaid and other current assets	39,261	52,430
Assets of discontinued operations	1,576	9,495
Total Current Assets	740,995	773,591
PROPERTY, PLANT AND EQUIPMENT, net	236,019	239,003
GOODWILL	97,657	93,782
INTANGIBLE ASSETS, net	34,211	34,777
OTHER ASSETS	29,132	17,987
ASSETS OF DISCONTINUED OPERATIONS	5,877	8,346
Total Assets	$1,143,891	$1,167,486

CURRENT LIABILITIES
Notes payable and current portion of long-term debt, net of debt discount of $2,820 in 2009	$78,590	$2,258
Accounts payable	125,027	129,823
Accrued liabilities	61,120	64,450
Liabilities of discontinued operations	4,932	14,917
Total Current Liabilities	269,669	211,448
LONG-TERM DEBT, net of debt discount of $9,370 in 2008	98,394	221,200
OTHER LIABILITIES	78,837	59,460
LIABILITIES OF DISCONTINUED OPERATIONS	8,784	10,048
Total Liabilities	455,684	502,156
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued 72,040 shares and 71,095 shares	18,010	17,774
Capital in excess of par value	438,843	433,862
Retained earnings	421,992	403,284
Treasury shares, at cost, 12,466 common shares and 12,440 common shares	(213,560)	(213,310)
Accumulated other comprehensive income	28,170	25,469
Deferred compensation	(5,248)	(1,749)
Total Shareholders’ Equity	688,207	665,330
Total Liabilities and Shareholders’ Equity	$1,143,891	$1,167,486

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(as retrospectively adjusted, See Note 2)

	Years Ended September 30,
	2009	2008	2007
Revenue	$1,194,050	$1,269,305	$1,365,729
Cost of goods and services	936,927	996,308	1,071,173
Gross profit	257,123	272,997	294,556

Selling, general and administrative expenses	230,736	245,430	242,502
Impairment of goodwill	—	12,913	—
Restructuring and other related charges	1,240	2,610	2,501
Total operating expenses	231,976	260,953	245,003

Income from operations	25,147	12,044	49,553

Other income (expense)
Interest expense	(13,091)	(16,909)	(17,593)
Interest income	1,539	1,970	2,397
Gain from debt extinguishment, net	4,488	—	—
Other, net	1,522	2,713	2,892
Total other income (expense)	(5,542)	(12,226)	(12,304)

Income (loss) before taxes and discontinued operations	19,605	(182)	37,249
Provision for income taxes	1,687	2,651	11,764
Income (loss) from continuing operations	17,918	(2,833)	25,485

Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	1,230	(62,447)	(9,804)
Provision (benefit) for income taxes	440	(21,856)	(3,718)
Income (loss) from discontinued operations	790	(40,591)	(6,086)
Net income (loss)	$18,708	$(43,424)	$19,399

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.31	$(0.09)	$0.79
Income (loss) from discontinued operations	0.01	(1.24)	(0.19)
Net income (loss)	0.32	(1.33)	0.60
Weighted-average shares outstanding	58,699	32,667	32,405

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.30	$(0.09)	$0.76
Income (loss) from discontinued operations	0.01	(1.24)	(0.18)
Net income (loss)	0.32	(1.32)	0.58
Weighted-average shares outstanding	59,002	32,836	33,357

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(as retrospectively adjusted, See Note 2)

	Years Ended September 30,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$18,708	$(43,424)	$19,399

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Loss (income) from discontinued operations	(790)	40,591	6,086
Depreciation and amortization	42,346	42,923	39,458
Impairment of goodwill	—	12,913	—
Stock-based compensation	4,145	3,327	2,412
Provision for losses on account receivable	628	1,089	649
Amortization/write-off of deferred financing costs and debt discounts	5,209	5,966	4,187
Gain from debt extinguishment, net	(4,488)	—	—
Deferred income taxes	(3,144)	(1,431)	(11,511)
Change in assets and liabilities:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(6,690)	13,585	20,174
(Increase) decrease in inventories	28,498	(23,500)	3,651
(Increase) decrease in prepaid and other assets	11,130	(12,524)	(141)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(8,627)	53,095	(27,560)
Other changes, net	(2,825)	(6,561)	2,894
Net cash provided by operating activities	84,100	86,049	59,698

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(32,697)	(53,116)	(29,737)
Acquired businesses	—	(1,829)	(818)
Proceeds from sale of assets	200	1,000	—
(Increase) decrease in equipment lease deposits	(336)	4,593	(6,092)
Funds restricted for capital projects	—	—	(4,521)
Net cash used in investing activities	(32,833)	(49,352)	(41,168)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares from rights offering	7,257	241,344	—
Purchase of shares for treasury	—	(579)	(4,355)
Proceeds from issuance of long-term debt	11,431	89,235	47,891
Payments of long-term debt	(56,676)	(87,785)	(27,650)
Decrease in short-term borrowings	(866)	(924)	(5,834)
Financing costs	(597)	(10,027)	—
Purchase of ESOP shares	(4,370)	—	—
Exercise of stock options	—	—	2,588
Tax benefit from vesting of restricted stock and stock options	217	3	1,346
Other, net	402	139	271
Net cash provided by (used in) financing activities	(43,202)	231,406	14,257

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) discontinued operations	(1,305)	(5,410)	5,963
Net cash provided by (used in) investing activities	—	5,496	(17,184)
Net cash provided by (used in) discontinued operations	(1,305)	86	(11,221)

Effect of exchange rate changes on cash and equivalents	2,152	(1,015)	792

NET INCREASE IN CASH AND EQUIVALENTS	8,912	267,174	22,358
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	311,921	44,747	22,389
CASH AND EQUIVALENTS AT END OF YEAR	$320,833	$311,921	$44,747

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$7,065	$8,303	$9,230
Cash paid for taxes	7,602	6,207	22,943
Stock subscriptions receivable pursuant to rights offering	—	5,274	—

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(as retrospectively adjusted, See Note 2)

							ACCUMULATED
			CAPITAL IN				OTHER	DEFERRED		COMPREHENSIVE
	COMMON STOCK		EXCESS OF	RETAINED	TREASURY SHARES		COMPREHENSIVE	ESOP		INCOME
(in thousands)	SHARES	PAR VALUE	PAR VALUE	EARNINGS	SHARES	COST	INCOME (LOSS)	COMPENSATION	Total	(LOSS)

Balance at 9/30/2006	41,628	$10,407	$185,603	$431,978	11,780	$(201,844)	$(406)	$(2,042)	$423,696
Net income	—	—	—	19,399	—	—	—	—	19,399	$19,399
Common stock issued for options exercised	628	157	8,731	—	411	(6,532)	—	—	2,356
Tax benefit from the exercise of stock options	—	—	1,346	—	—	—	—	—	1,346
Amortization of deferred compensation	—	—	—	—	—	—	—	543	543
Common stock acquired	—	—	—	—	208	(4,355)	—	—	(4,355)
Restricted stock vesting	73	18	(18)	—			—	—	—
ESOP distribution of common stock	—	—	307	—	—	—	—	—	307
Stock-based compensation	—	—	2,410	—	—	—	—	(120)	2,290
Translation of foreign financial statements	—	—	—	—	—	—	28,477	—	28,477	28,477
Adoption of pension guidance	—	—	—	—	—	—	(1,521)	—	(1,521)
Pension OCI amortization, net of tax	—	—	—	—	—	—	2,972	—	2,972	2,972
Balance at 9/30/2007	42,329	10,582	198,379	451,377	12,399	(212,731)	29,522	(1,619)	475,510	$50,848
Net loss	—	—	—	(43,424)	—	—	—	—	(43,424)	(43,424)
Tax benefit from the exercise of stock options	—	—	3	—	—	—	—	—	3
Amortization of deferred compensation	—	—	—	—	—	—	—	(221)	(221)
Common stock acquired	—	—	—	—	41	(579)	—	—	(579)
Restricted stock vesting	373	94	(94)	—	—	—	—	—	—
ESOP distribution of common stock	—	—	(71)	—	—	—	—	—	(71)
Stock-based compensation	—	—	3,236	—	—	—	—	91	3,327
Issuance of common stock pursuant to rights offering, net of financing costs	28,393	7,098	232,409	—	—	—	—	—	239,507
Translation of foreign financial statements	—	—	—	—	—	—	(6,061)	—	(6,061)	(6,061)
Adoption of uncertain tax position guidance	—	—	—	(4,669)	—	—	—	—	(4,669)
Pension OCI amortization, net of tax	—	—	—	—	—	—	2,008	—	2,008	2,008
Balance at 9/30/2008	71,095	17,774	433,862	403,284	12,440	(213,310)	25,469	(1,749)	665,330	$(47,477)
Net income	—	—	—	18,708	—	—	—	—	18,708	$18,708
Common stock issued for options exercised	33	7	(7)	—	—	—	—	—	—
Tax benefit from the exercise of stock options	—	—	217	—	—	—	—	—	217
Amortization of deferred compensation	—	—	—	—	—	—	—	818	818
Common stock acquired	—	—	—	—	26	(250)	—	—	(250)
Restricted stock vesting	58	15	(747)	—	—	—	—	—	(732)
ESOP purchase of common stock	—	—	—	—	—	—	—	(4,370)	(4,370)
ESOP distribution of common stock	—	—	(22)	—	—	—	—	—	(22)
Stock-based compensation	—	—	4,092	—	—	—	—	53	4,145
Issuance of common stock pursuant to rights offering, net of financing costs	854	214	1,711	—	—	—	—	—	1,925
Repurchase of convertible debt	—	—	(263)	—	—	—	—	—	(263)
Translation of foreign financial statements	—	—	—	—	—	—	11,836	—	11,836	11,836
Pension OCI amortization, net of tax	—	—	—	—	—	—	(9,135)	—	(9,135)	(9,135)
Balance at 9/30/2009	72,040	$18,010	$438,843	$421,992	12,466	$(213,560)	$28,170	$(5,248)	$688,207	$21,409

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

(Unless otherwise indicated, all references to years or year-end refer to the Company’s fiscal period ending September 30)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  The Company oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  The Company provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Headquartered in New York, N.Y., the Company was incorporated in New York in 1959, and was reincorporated in Delaware in 1970.  It changed its name to Griffon Corporation in 1995.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company and Clopay Plastic Products Company.

•                  Telephonics Corporation (“Telephonics”) high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•                  Clopay Building Products Company (“Building Products”) is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•                  Clopay Plastic Products Company (“Plastics”) is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

Consolidation

The consolidated financial statements include the accounts of Griffon Corporation and all subsidiaries (the “Company” or “Griffon”). Intercompany accounts and transactions have been eliminated in consolidation.

Earnings Per Share

Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net income.

Discontinued Operations – Installation Services

As a result of the downturn in the residential housing market, in 2008, the Company exited substantially all of the operating activities of its Installation Services segment; this segment sold, installed and serviced garage doors, garage door openers, fireplaces, floor coverings, cabinetry and a range of related building products primarily for the new residential housing market. Operating results of substantially the entire Installation Services segment have been reported as discontinued operations in the Consolidated

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Statements of Operations for all periods presented herein, and the segment is excluded from segment reporting

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods.  These estimates may be adjusted due to changes in economic, industry or customer financial conditions, as well as, changes in technology or demand.  Significant estimates include allowances for doubtful accounts receivable and returns, net realizable value of inventories, restructuring reserves, valuation of goodwill and intangible assets, pension assumptions, useful lives associated with depreciation and amortization of intangible and fixed assets, warranty reserves, sales incentive accruals, stock based compensation assumptions, income taxes and tax valuation reserves, environmental reserves, legal reserves, insurance reserves and the valuation of discontinued assets and liabilities, and the accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions Griffon may undertake in the future. Actual results may ultimately differ from these estimates.

Cash and equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents primarily consist of overnight commercial paper, highly-rated liquid money market funds backed by U.S. Treasury securities and U.S. Agency securities, as well as insured bank deposits. The Company had cash in non-U.S. bank accounts of approximately $39,007 and $22,850 at September 30, 2009 and 2008, respectively. The majority of these amounts are covered by government insurance or backed by government securities.  The Company evaluates all institutions and funds that hold its cash and equivalents.

Fair value of financial instruments

In September 2006, the Financial Accounting Standards Board (“FASB”) issued new guidance, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. For financial assets and liabilities, this statement, which was effective for the Company on October 1, 2008, did not require any new fair value measurements. The adoption of this new guidance did not have a material impact on Griffon’s consolidated financial statements. In February 2008, the FASB delayed the effective date of the new guidance for the Company to October 1, 2009, for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

In February 2007, the FASB issued new guidance to provide companies the option to report selected financial assets and liabilities at fair value. Upon adoption of this new guidance on October 1, 2008, the Company did not elect the fair value option to report its financial assets and liabilities at fair value. Accordingly, the adoption of this new guidance did not have an impact on the Company’s financial position or results of operations.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The carrying values of cash and equivalents, accounts receivable, accounts and notes payable and revolving credit debt approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the revolving credit debt is based upon current market rates.

The Company’s 4% convertible notes’ fair value was approximately $79 million on September 30, 2009, which was based upon quoted market price (level 1 input).

Items Measured at Fair Value on a Recurring Basis

Insurance contracts with a value of $4,803 at September 30, 2009, are measured and recorded at fair value based upon quoted prices in active markets for identical assets (level 1 input).

Non-U.S. currency translation

Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates and profit and loss accounts have been translated using weighted average exchange rates. Adjustments resulting from currency translation have been recorded in the equity section of the balance sheet as cumulative translation adjustments. Assets and liabilities of an entity that are denominated in currencies other than an entity’s functional currency are remeasured into the functional currency using end of period exchange rates, or historical rates where applicable to certain balances. Gains and losses related to these remeasurements are recorded within the Statement of Operations as a component of Other income (expense).

Revenue recognition

Revenue is recognized when the following circumstances are satisfied: a) persuasive evidence of an arrangement exists, b) delivery has occurred or services are rendered, c) price is fixed and determinable and d) collectability is reasonably assured. Goods are sold on terms which transfer title and risk of loss at a specified location, typically shipping point. Revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which occurs either upon shipment or upon receipt by customers at the location specified in the terms of sale. Other than standard product warranty provisions, sales arrangements provide for no other significant post-shipment obligations. From time to time and for certain customers rebates and other sales incentives, promotional allowances or discounts are offered, typically related to customer purchase volume, all of which are fixed or determinable and are classified as a reduction of revenue and recorded at the time of sale. Griffon provides for sales returns allowances based upon historical returns experience.

Telephonics earns a substantial portion of its revenue as either a prime or subcontractor from contract awards with the U.S. Government, as well as non-U.S. governments and other commercial customers. These formal contracts are typically long-term in nature, usually greater than one year. Revenue and profits from these long-term fixed price contracts are recognized under the percentage-of-completion method of accounting.  Revenue and profits on fixed-price contracts that contain engineering as well as production requirements are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (cost-to-cost method). Using the cost-to-cost method, revenue is recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs at completion, multiplied by the total estimated contract revenue, less the cumulative revenue recognized in prior periods. The profit recorded on a contract using this method is equal to the current estimated total profit margin multiplied by the cumulative revenue recognized, less the amount of cumulative profit previously recorded for the contract in prior periods. As this method relies on the substantial use of estimates, these projections may be revised throughout the life of a contract. Components of this formula and ratio that may be estimated include gross profit margin and total costs at completion. The cost

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

performance and estimates to complete on long-term contracts are reviewed, at a minimum, on a quarterly basis, as well as when information becomes available that would necessitate a review of the current estimate. Adjustments to estimates for a contract’s estimated costs at completion and estimated profit or loss often are required as experience is gained, and as more information is obtained, even though the scope of work required under the contract may or may not change, or if contract modifications occur. The impact of such adjustments or changes to estimates is made on a cumulative basis in the period when such information has become known. Gross profit is affected by a variety of factors, including the mix of products, systems and services, production efficiencies, price competition and general economic conditions.

Revenue and profits on cost-reimbursable type contracts are recognized as allowable costs are incurred on the contract, at an amount equal to the allowable costs plus the estimated profit on those costs. The estimated profit on a cost-reimbursable contract may be fixed or variable based on the contractual fee arrangement. Incentive and award fees on these contracts are recorded as revenue when the criteria under which they are earned are reasonably assured of being met and can be estimated.

For contracts whose anticipated total costs exceed the total expected revenue, an estimated loss is recognized in the period when identifiable. A provision for the entire amount of the estimated loss is recorded on a cumulative basis.

Amounts representing contract change orders or claims are included in revenue only when they can be reliably estimated and their realization is probable, and are determined on a percentage-of-completion basis measured by the cost-to-cost method.

Accounts receivable, allowance for doubtful accounts and concentrations of credit risk

Accounts receivable is composed principally of trade accounts receivable that arise primarily from the sale of goods or services on account and is stated at historical cost. A substantial portion of the Company’s trade receivables are from customers of Building Products whose financial condition is dependent on the construction and related retail sectors of the economy. In addition, a significant portion of the Company’s trade receivables are from one Plastics customer, P&G, whose financial condition is dependent on the consumer products and related sectors of the economy. Telephonics sells its products to domestic and international government agencies, as well as commercial customers. The Company performs continuing evaluations of the financial condition of its customers, and although the Company generally does not require collateral, letters of credit may be required from customers in certain circumstances.

Trade receivables are recorded at the stated amount, less allowance for doubtful accounts. The allowance represents estimated uncollectible receivables associated with potential customer defaults on contractual obligations (usually due to customers’ potential insolvency). The allowance for doubtful accounts includes amounts for certain customers where a risk of default has been specifically identified, as well as an amount for customer defaults based on a formula when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers.  The provision related to the allowance for doubtful accounts was recorded in Selling, general and administrative expenses.

Contract costs and recognized income not yet billed

Contract costs and recognized income not yet billed consists of amounts accounted for under the percentage of completion method of accounting, recoverable costs and accrued profit that cannot yet be invoiced under the terms of certain long-term contracts. Amounts will be invoiced when applicable contract terms such as the achievement of specified milestones or product delivery, are met.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Inventories

Inventories, stated at the lower of cost (first-in, first-out or average) or market, include material, labor and manufacturing overhead costs.

Griffon’s businesses typically do not require inventory that is susceptible to becoming obsolete or dated.  In general, Telephonics sells products in connection with programs authorized and approved under contracts awarded by the U.S. Government or agencies thereof, either as prime or subcontractor, and in accordance with customer specifications.  Plastics primarily produces fabricated materials used by customers in the production of their products and these materials are produced against orders by those customers.  Building Products produces garage doors in response to orders from customers of retailers and dealers.

Property, plant and equipment

Property, plant and equipment includes the historic cost of land, buildings, equipment and significant improvements to existing plant and equipment.  Expenditures for maintenance, repairs and minor renewals are expensed as incurred.  When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and the gain or loss is realized in income.

Depreciation expense, which includes amortization of assets under capital leases, was $40,919, $42,061 and $39,333 for the years ended September 30, 2009, 2008 and 2007, respectively, and was calculated on a straight-line basis over the estimated useful lives of the assets.  Estimated useful lives for property, plant and equipment are as follows: buildings and building improvements, 25 to 40 years; machinery and equipment, 2 to 15 years and leasehold improvements, over the term of the lease or life of the improvement, whichever is shorter.

Capitalized interest costs included in property, plant and equipment were $331, $511 and $454 for the years ended September 30, 2009, 2008 and 2007, respectively. The original cost of fully-depreciated property, plant and equipment remaining in use at September 30, 2009 was approximately $182,000.

Goodwill and indefinite-lived intangibles

Goodwill is the excess of the acquisition cost of business over the fair value of the identifiable net assets acquired.  Goodwill is not amortized, but is subject to an annual impairment test unless during an interim period, impairment indicators, such as a significant change in the business climate, exist.

The Company performs its annual impairment testing of goodwill in September. The performance of the test involves a two-step process. The first step involves comparing the fair value of the Company’s reporting units with the reporting unit’s carrying amount, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the present value of expected future cash flows. This method uses the Company’s own market assumptions.  If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  In 2009, all reporting units passed step one, and therefore step two was not performed.

The Company defines its reporting units as its three segments.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The Company used five year projections and a 3% terminal value to which discount rates between 11.75% and 12.50% were applied to calculate each unit’s fair value. To substantiate the fair values derived from the income approach methodology of valuation, the implied fair value was reconciled to the Company’s market capitalization, the results of which supported the implied fair values.  Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a decline in Griffon’s stock price, a change in market conditions, market trends, interest rates or other factors outside Griffon’s control, or significant underperformance relative to historical or project future operating results, could result in a significantly different estimate of the fair value of the reporting units, which could result in a future impairment charge.

In 2008, based on the results of the annual goodwill impairment testing, all of the goodwill of Building Products was written down due to impairment resulting in a charge of $12.9 million.

Similar to Goodwill, the Company tests indefinite-lived intangible assets at least annually unless indicators of impairment exist.  The Company uses a discounted cash flow method to calculate and compare the fair value of the intangible to its book value.  This method uses the Company’s own market assumptions which are reasonable and supportable.  If the fair value is less than the book value of the indefinite-lived intangibles, an impairment charge would be recognized.  There was no impairment related to any indefinite-lived intangible assets in 2009 or 2008.

Definite-lived long-lived assets

Amortizable intangible assets are carried at cost less accumulated amortization. For financial reporting purposes, definite lived intangible assets are amortized on a straight-line basis over their useful lives, generally eight to twenty-five years. Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition.

The goodwill impairment in 2008 was deemed an indicator of potential impairment of the definite-lived long-lived assets of Building Products.  As a result, these assets were tested as a group for impairment in 2008, and again in 2009.  For both periods, the future undiscounted cash flows expected to be generated from the use of these assets were substantially greater than the carrying value of the assets, and as such, there was no impairment.

Income taxes

Income taxes are accounted for under the liability method.  Deferred taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.  The carrying value of the company’s deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income in certain tax jurisdictions.  Should the Company determine that it is more likely than not that some portion of the deferred tax assets will not be realized, a valuation allowance against the deferred tax assets would be established in the period such determination was made.

Effective October 1, 2007, the Company adopted FASB guidance which prescribes the way companies are to account for uncertainty in income tax reporting, and prescribes methodology for recognizing, reversing and measuring the tax benefits of a tax position expected to be taken, in a tax return.  The Company provides for uncertain tax positions and any related interest and penalties based upon Management’s assessment of whether a tax benefit is more likely than not of being sustained upon examination by tax authorities.  At September 30, 2009 the Company believes that it has appropriately accounted for all

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

unrecognized tax benefits.  As a result of adopting this new guidance effective October 1, 2007, the Company recorded a $4,669 increase to reserves as a “cumulative effect” decrease to opening retained earnings.  As of September 30, 2009, 2008 and 2007, the Company has recorded unrecognized tax benefits in the amount of $8,138, $11,634 and $21,646, respectively.  Accrued interest and penalties related to income tax matters are recorded in the provision for income taxes.

Research and development costs, shipping and handling costs and advertising costs

Research and development costs not recoverable under contractual arrangements are charged to selling, general and administrative expense as incurred and amounted to $17,800, $17,500 and $16,400 in 2009, 2008 and 2007, respectively.

Selling, general and administrative expenses include shipping and handling costs of $30,500 in 2009, $37,700 in 2008 and $38,900 in 2007 and advertising costs, which are expensed as incurred, of $15,200 in 2009, $17,800 in 2008 and $17,500 in 2007.

Risk, Retention and Insurance

The Company’s property and casualty insurance programs contain various deductibles that, based on the Company’s experience, are typical and customary for a company of its size and risk profile. The Company generally maintains deductibles for claims and liabilities related primarily to workers’ compensation, health and welfare claims, general commercial, product and automobile liability and property damage, and business interruption resulting from certain events. The Company does not consider any of the deductibles to represent a material risk to the Company. The Company accrues for claim exposures that are probable of occurrence and can be reasonably estimated. Insurance is maintained to transfer risk beyond the level of self-retention and provides protection on both an individual claim and annual aggregate basis.

In the U.S., the Company currently self-assumes its product and commercial general liability claims up to $500 per occurrence, its workers’ compensation claims up to $350 per occurrence, and automobile liability claims up to $250 per occurrence. Third-party insurance provides primary level coverage in excess of these deductible amounts up to certain specified limits. In addition, the Company has excess liability insurance from third-party insurers on both an aggregate and an individual occurrence basis substantially in excess of the limits of the primary coverage.

The Company has local insurance coverage in Germany and Brazil which is subject to reasonable deductibles.  The Company has worldwide excess coverage above these local programs.

Pension Benefits

Griffon sponsors two defined benefit pension plans for certain employees and retired employees. Annual amounts relating to these plans are recorded based on actuarial projections, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases and turnover rates. The actuarial assumptions used to determine pension liabilities and assets, as well as pension expense, are reviewed on an annual basis when modifications to assumptions are made based on current economic conditions and trends. The expected return on plan assets is determined based on the nature of the plans’ investments and expectations for long-term rates of return. The discount rate used to measure obligations is based on a corporate bond spot-rate yield curve that matches projected future benefit payments with the appropriate spot rate applicable to the timing of the projected future benefit payments. The assumptions utilized in recording Griffon’s obligations under the defined benefit pension plans are believed to be reasonable based on experience and advice from independent actuaries; however, differences in actual

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

experience or changes in the assumptions may materially affect Griffon’s financial position or results of operations.

The qualified defined benefit plan has been frozen to new entrants since December 2000.  Certain employees who were part of the plan prior to December 2000 continue to accrue a service benefit for an additional 10 years, at which time all plan participants will stop accruing service benefits.

Newly issued but not yet effective accounting pronouncements

In December 2007, the FASB issued new accounting guidance related to the accounting for business combinations. The purpose of the new guidance is to better represent the economic value of a business combination transaction. The new guidance retains the fundamental requirement of the old guidance where the acquisition method of accounting is to be used for all business combinations and for an acquirer to be identified for each business combination.  In general the new guidance 1) broadens the old guidance by extending its applicability to all events where one entity obtains control over one or more businesses, 2) broadens the use of the fair value measurements used to recognize the assets acquired and liabilities assumed, 3) changes the accounting for acquisition related fees and restructuring costs incurred in connection with an acquisition and 4) increases required disclosure. The Company anticipates that the adoption of the new guidance, effective for Griffon for any business combinations that occur after October 1, 2009, will have an impact on the way in which business combinations are accounted for, however, the impact can only be assessed as each acquisition is consummated.

In December 2007, the FASB issued new accounting guidance related to the accounting for noncontrolling interests in consolidated financial statements. The new guidance was issued to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way, that is, as equity in the consolidated financial statements. Moreover, the new guidance eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. This new guidance is effective for the Company as of October 1, 2009. The Company is evaluating the potential impact, if any, of the adoption of the new guidance on its consolidated financial statements.

In March 2008, the FASB issued new guidance which enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: 1) an entity uses derivative instruments, 2) derivative instruments and related hedged items are accounted and 3) derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Although early adoption is encouraged, the new guidance is effective for the Company as of October 1, 2009. The Company is evaluating the potential impact, if any, of the new guidance on its consolidated financial statements.

In April 2008, the FASB issued new guidance which amends the factors that should be considered in developing renewal or extension assumptions that are used to determine the useful life of a recognized intangible asset and requires enhanced related disclosures. The new guidance must be applied prospectively to all intangible assets acquired as of and subsequent to years beginning after December 15, 2008, which is the Company’s year 2010. The Company is evaluating the potential impact, if any, of the adoption of the new guidance on its consolidated financial statements.

In October 2009, the FASB issued new guidance on accounting for multiple-deliverable arrangements to enable vendors to accounts for products and services separately rather than as a combined unit.  The guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The new guidance will be effective as of the beginning of

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

the annual reporting period commencing after June 15, 2010, and will be adopted by the Company as of October 1, 2010. Early adoption is permitted. The Company is evaluating the potential impact, if any, of the adoption of the new guidance on its consolidated financial statements.

NOTE 2 — ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

In April 2009, the FASB issued new guidance which requires disclosure about fair value of financial instruments for interim periods of publicly traded companies as well as in annual financial statements.  This statement was effective for the Company starting with the interim period ending June 30, 2009, and was applied prospectively as required.  The Company has included the required disclosure in this Form 8-K. The adoption of this guidance did not have a material effect on Griffon’s consolidated financial statements.

In June 2009, the FASB issued new guidance which establishes principles and requirements for subsequent events regarding: 1) the period after the balance sheet date during which management shall evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosure that an entity shall make about events or transactions that occurred after the balance sheet date.  This statement was effective for the Company starting with the interim period ending June 30, 2009, and was applied prospectively as required.  The Company has included the required disclosure in this Form 8-K. The adoption of this guidance did not have a material effect on Griffon’s consolidated financial statements.

In June 2009, the FASB issued new guidance which established the FASB Accounting Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  The new guidance became effective for financial statements issued for interim periods ended after September 15, 2009, and were adopted by the Company for this Form 8-K.  The adoption of this guidance did not have a material effect on Griffon’s consolidated financial statements.

Retrospective Adjustment for Adoption of Convertible Debt Guidance

In May 2008, the FASB issued new guidance to clarify that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) must be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company adopted the new guidance on October 1, 2009 and applied it retrospectively, as required, to the financial statements for the adjustments related to the Company’s 4% convertible subordinated notes due 2023 (the “Notes”).

The Company concluded that the fair value of the equity component of the Notes, using a comparable yield of 8.5%, as obtained from an independent financial institution, at the time of issuance in July 2003 was $30,393, or $18,357 net of tax.  On September 30, 2009, the 2023 Notes had an outstanding balance of 79,380, an unamortized debt discount of $2,820, a net carrying value of $76,560 and the related capital paid in excess of par value component, net of deferred tax, was $18,094.  On September 30, 2008, the 2023 Notes had an outstanding balance of $130,000, an unamortized debt discount of $9,730, a net carrying value of $120,270 and the related capital paid in excess of par value component, net of deferred tax, was $18,357.  The financial statements and the following footnotes: Notes 10, 12, 18, 19 and 22 throughout this Form 8-K have been updated, retrospectively, for the adoption of the new guidance on convertible debt.  In addition, Schedule I, Condensed Financial Information of Registrant, has also been updated as such schedule has been adjusted by similar amounts as the financial statements.  The debt discount will be amortized through July, 2010.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The following table details the effect of the retrospective application of the new guidance regarding convertible debt instruments on the Consolidated Balance Sheets and the Consolidated Statements of Operations as follows:

Consolidated Balance Sheet	As of September 30, 2009		As of September 30, 2008
(in thousands)	Reported	As Adjusted	Reported	As Adjusted

Other Assets	$30,648	$29,132	$22,067	$17,987
All other assets	1,114,759	1,114,759	1,149,499	1,149,499
Total Assets	$1,145,407	$1,143,891	$1,171,566	$1,167,486

Notes payable & current portion of LT debt	$81,410	$78,590	$2,258	$2,258
Long-term debt	98,394	98,394	230,930	221,200
All other liabilities	278,700	278,700	278,698	278,698
Total liabilities	458,504	455,684	511,886	502,156
Capital in excess of par value	420,749	438,843	415,505	433,862
Retained earnings	438,782	421,992	415,991	403,284
All other shareholders’ equity	(172,628)	(172,628)	(171,816)	(171,816)
Total Shareholders’ Equity	686,903	688,207	659,680	665,330
Total Liabilities and shareholders’ equity	$1,145,407	$1,143,891	$1,171,566	$1,167,486

Consolidated Statement of Operations	September 30, 2009		September 30, 2008		September 30, 2007
(in thousands)	Reported	As adjusted	Reported	As adjusted	Reported	As adjusted

Income from operations	$25,147	$25,147	$12,044	$12,044	$49,553	$49,553

Other income (expense)
Interest expense	(9,562)	(13,091)	(12,345)	(16,909)	(13,406)	(17,593)
Interest income	1,539	1,539	1,970	1,970	2,397	2,397
Gain from debt extinguishment, net	7,360	4,488	—	—	—	—
Other, net	1,522	1,522	2,713	2,713	2,892	2,892
Total other income (expense)	859	(5,542)	(7,662)	(12,226)	(8,117)	(12,304)

Income (loss) before taxes and discontinued operations	26,006	19,605	4,382	(182)	41,436	37,249

Provision (benefit) for income taxes	4,005	1,687	4,294	2,651	13,271	11,764

Income (loss) from continuing operations	22,001	17,918	88	(2,833)	28,165	25,485

Income (loss) from discontinued operations	790	790	(40,591)	(40,591)	(6,086)	(6,086)

Net income (loss)	$22,791	$18,708	$(40,503)	$(43,424)	$22,079	$19,399

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.37	$0.31	$0.00	$(0.09)	$0.87	$0.79
Income (loss) from discontinued operations	0.01	0.01	(1.24)	(1.24)	(0.19)	(0.19)
Net income (loss)	0.39	0.32	(1.24)	(1.33)	0.68	0.60

Weighted average shares outstanding	58,699	58,699	32,667	32,667	32,405	32,405

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.37	$0.30	$0.00	$(0.09)	$0.84	$0.76
Income (loss) from discontinued operations	0.01	0.01	(1.24)	(1.24)	(0.19)	(0.18)
Net income (loss)	0.39	0.32	(1.24)	(1.32)	0.65	0.58

Weighted average shares outstanding	59,002	59,002	32,836	32,836	33,357	33,357

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

NOTE 3 — INVENTORIES

The following table details the components of inventory:

	At September 30,	At September 30,
(in thousands)	2009	2008
Raw materials and supplies	$38,943	$45,583
Work in process	66,741	70,716
Finished goods	33,486	50,859
Total	$139,170	$167,158

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

The following table details the components of property, plant and equipment, net:

	At September 30,	At September 30,
(in thousands)	2009	2008
Land, building and building improvements	$110,617	$108,344
Machinery and equipment	423,742	390,282
Leasehold improvements	23,390	21,832
	557,749	520,458
Accumulated depreciation and amortization	(321,730)	(281,455)
Total	$236,019	$239,003

NOTE 5 — GOODWILL AND OTHER INTANGIBLES

The following table provides changes in carrying value of goodwill by segment through the year ended September 30, 2009:

			Other		Other
			adjustments		adjustments
			including		including
	At September	Goodwill	currency	At September	currency	At September
(in thousands)	30, 2007	Impaired in 2008	translations	30, 2008	translations	30, 2009
Telephonics	$18,545	$—	$—	$18,545	$—	$18,545
Clopay Building Products	12,913	(12,913)	—	—	—	—
Clopay Plastic Products	76,959	—	(1,722)	75,237	3,875	79,112
Total	$108,417	$(12,913)	$(1,722)	$93,782	$3,875	$97,657

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The following table provides the gross carrying value and accumulated amortization for each major class of intangible asset:

	At September 30, 2009		Average	At September 30, 2008
	Gross Carrying	Accumulated	Life	Gross Carrying	Accumulated
(dollar amounts in thousands)	Amount	Amortization	(Years)	Amount	Amortization
Customer relationships	$30,650	$5,628	25	$29,507	$4,162
Unpatented technology	2,990	349	15	2,990	150
Total amortizable intangible assets	33,640	5,977	24	32,497	4,312
Trademark	590	—		590	—
Unpatented technology	5,958	—		6,002	—
Total intangible assets	$40,188	$5,977		$39,089	$4,312

In December 2007, Telephonics acquired certain assets and assumed certain liabilities of a video surveillance systems integration business.  The purchase price was $1,750 in cash plus performance-based cash payments over a three-year period up to $1,750.  On the date of acquisition, a total of $2,990, which included the purchase price and an estimate for contingent performance-based cash payments, was recorded to Unpatented Technology.  Since the acquisition, performance-based cash payments of $18 and zero were paid in 2009 and 2008, respectively.

Amortization expense for intangible assets subject to amortization was $1,427, $1,574 and $1,764 for the years ended September 30, 2009, 2008 and 2007, respectively.  Amortization expense for each of the next five years, based on current intangible balances and classifications, is estimated as follows: 2010 - $1,480; 2011 - $1,448; 2012 - $1,413; 2013 - $1,406 and 2014 - $1,399.

NOTE 6 — DISCONTINUED OPERATIONS

As a result of the downturn in the residential housing market and the impact on the Installation Services segment, the Company’s management originally initiated a plan during 2008 to exit certain markets within the Installation Services segment through the sale or disposition of business units. As part of the decision to exit certain markets, the Company closed three units of the Installation Services segment in 2008.

Subsequently, the Company’s Board of Directors approved a plan to exit all other operating activities of the Installation Services segment in 2008, with the exception of two units which were merged into Building Products. As part of this plan, the Company closed one additional unit during the third quarter of 2008, sold nine units to one buyer in the third quarter of 2008 and sold its two remaining units in Phoenix and Las Vegas in the fourth quarter of 2008. The plan met the criteria for discontinued operations classification in accordance with GAAP. Operating results of substantially all of the Installation Services segment have been reported as discontinued operations in the consolidated statements of operations for all periods presented and the Installation Services segment is excluded from segment reporting.

The following amounts related to the Installation Services segment have been segregated from the Company’s continuing operations and are reported as assets and liabilities of discontinued operations in the consolidated balance sheets:

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

	At September 30, 2009		At September 30, 2008
(in thousands)	current	Long-term	Current	Long-term
Assets of discontinued operations:
Accounts receivable	$—	$—	$3,414	$—
Prepaid and other current assets	1,576		6,081
Other long-term assets		5,877		8,346
Total assets of discontinued operations	$1,576	$5,877	$9,495	$8,346

Liabilities of discontinued operations:
Accounts payable	$13	$—	$340	$—
Accrued liabilities	4,919	—	14,577	—
Other long-term liabilities		8,784		10,048
Total liabilities of discontinued operations	$4,932	$8,784	$14,917	$10,048

Installation Services’ revenue was $109,400 and $250,900 for 2008 and 2007, respectively. There was no reported revenue in 2009.  Disposal costs related to the Installation Services segment of $43,100 were included in discontinued operations in 2008.

NOTE 7 — ACCRUED LIABILITIES

The following table details the components of accrued liabilities:

	At September 30,	At September 30,
(in thousands)	2009	2008
Compensation	$31,088	$29,638
Warranties and rebates	7,040	6,894
Insurance	5,024	5,232
Non income taxes	5,738	4,996
Other	12,230	17,690
Total	$61,120	$64,450

NOTE 8 — RESTRUCTURING AND OTHER RELATED CHARGES

In 2009, the Company announced plans to consolidate facilities in its Building Products segment, actions for which are scheduled to be completed in early calendar 2011.  The consolidation is expected to produce annual savings of $10 million.  The Company estimates that it will incur pre-tax exit and restructuring costs of approximately $12 million, substantially all of which will be cash charges, including approximately $2 million for one-time termination benefits and other personnel costs, $1 million for excess facilities and related costs, and $9 million in other exit costs primarily in connection with production realignment.  These charges are expected to be incurred primarily in 2010 and 2011.

In the latter part of 2007, as a result of the downturn in the residential housing market and the impact on the Building Products segment, a plan, which was substantially completed in 2008, was initiated to restructure operations. This plan included charges for workforce reductions, closure or consolidation of excess facilities and other costs for the closure and relocation of its Tempe, AZ manufacturing facility to Troy, OH.

A summary of the restructuring and other related charges included in the line item “Restructuring and other related charges” in the Consolidated Statements of Operations recognized for 2007, 2008 and 2009 were as follows:

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

	Workforce	Facilities &	Other related
(in thousands)	Reduction	Exit Costs	Costs	Total
Amounts incurred in:
Year ended September 30, 2007	$677	$922	$902	$2,501

Year ended September 30, 2008	$647	$(11)	$1,974	$2,610

Year ended September 30, 2009	$207	$672	$361	$1,240

The activity in the restructuring accrual recorded in Accrued liabilities consisted of the following:

	Workforce	Facilities &	Other related
(in thousands)	Reduction	Exit Costs	Costs	Total

Accrued liability at September 30, 2007	$639	$727	$177	$1,543
Charges	647	(11)	1,974	2,610
Payments	(1,286)	(485)	(2,151)	(3,922)
Accrued liability at September 30, 2008	—	231	—	231
Charges	207	672	361	1,240
Payments	—	(903)	(361)	(1,264)
Accrued liability at September 30, 2009	$207	$—	$—	$207

NOTE 9 — WARRANTY LIABILITY

The Company offers warranties against product defects for periods ranging from six months to three years, with certain products having a limited lifetime warranty, depending on the specific product and terms of the customer purchase agreement. Typical warranties require the Company to repair or replace the defective products during the warranty period at no cost to the customer. At the time revenue is recognized, Building Products records a liability for warranty costs, estimated based on historical experience. Building Products periodically assesses its warranty obligations and adjusts the liability as necessary. While the Company believes that its liability for product warranties is adequate, the ultimate liability for product warranties could differ materially from estimated warranty costs.

Changes in the Company’s warranty liability, included in Accrued liabilities, were as follows:

(in thousands)	2009	2008
Balance, beginning of fiscal year	$5,328	$7,868
Warranties issued and charges in estimated pre-existing warranties	5,968	898
Actual warranty costs incurred	(5,589)	(3,438)
Balance, end of fiscal period	$5,707	$5,328

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

NOTE 10 — NOTES PAYABLE, CAPITALIZED LEASES AND LONG-TERM DEBT

The present value of the net minimum payments on capitalized leases as of September 30, 2009 is as follows:

At September 30,
(in thousands)	2009
Total minimum lease payments	$17,526
Less amount representing interest	(4,398)
Present value of net minimum lease payments	13,128
Current Portion	(946)
Capitalized lease obligation, less current portion	$12,182

Minimum payments under current capital leases for the next five years are as follows: $1,588 in 2010, $1,436 in 2011, $1,438 in 2012, $1,432 in 2013 and $1,436 in 2014.

Included in the consolidated balance sheet at September 30, 2009 under property, plant and equipment are cost and accumulated depreciation subject to capitalized leases of $10,450 and $1,268, respectively, and included in other assets are restricted cash and deferred interest charges of $4,629 and $308, respectively. At September 30, 2008, the amounts subject to capitalized leases were $10,450 and $979, respectively, and included in other assets were restricted cash and deferred interest charges of $4,521 and $333, respectively. The capitalized leases carry interest rates from 5.04% to 5.85% and mature from 2010 through 2022.

In October 2006, a subsidiary of the Company entered into a capital lease totaling $14,290 for real estate it occupies in Troy, Ohio. Approximately $10,000 was used to acquire the building and the remaining amount is restricted for improvements. The lease matures in 2021, bears interest at a fixed rate of 5.1%, is secured by a mortgage on the real estate and is guaranteed by the Company.

Debt at September 30 2009 and 2008 consisted of the following:

	At September 30,
(in thousands)	2009	2008
4% convertible subordinated debt	$79,380	$130,000
Debt discount on 4% convertible subordinated debt	(2,820)	(9,730)
Note payable to banks - revolving credit	73,925	79,143
Capital lease - real estate	12,978	13,698
Real estate mortgages	7,746	8,175
ESOP loan	5,625	1,880
Capital lease - equipment	150	292
Total debt	176,984	223,458
less: Current portion	(78,590)	(2,258)
Long-term debt	$98,394	$221,200

Minimum payments under debt agreements for the next five years are as follows: $81,409 in 2010, $1,955 in 2011, $5,119 in 2012, $75,770 in 2013 and $1,916 in 2014.

In June 2008, Building Products and Plastics entered into a credit agreement for their domestic operations with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, pursuant to which the lenders agreed to provide a five-year, senior secured revolving credit facility of $100,000 (the “Clopay Credit Agreement”). Borrowings under the Clopay Credit Agreement bear interest (3.3% at September 30, 2009) at rates based upon LIBOR or the prime rate and are collateralized by the U.S. stock and assets of

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Building Products and Plastics.  At September 30, 2009 and September 30, 2008, $35,925 and $33,900, respectively, were outstanding under the Clopay Credit Agreement and approximately $32,448 was available for borrowing at September 30, 2009. The Company has been in compliance with all financial covenants under the Clopay Credit Agreement since its inception. The balance of the debt approximates its fair value.

In March 2008, Telephonics entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, pursuant to which the lenders agreed to provide a five-year, revolving credit facility of $100,000 (the “Telephonics Credit Agreement”). Borrowings under the Telephonics Credit Agreement bear interest (1.9% at September 30, 2009) at rates based upon LIBOR or the prime rate and are collateralized by the stock and assets of Telephonics. At September 30, 2009 and September 30, 2008, $38,000 and $44,500, respectively, were outstanding under the Telephonics Credit Agreement and approximately $56,973 was available for borrowing at September 30, 2009. The Company has been in compliance with all financial covenants under the Telephonics Credit Agreement since its inception. The balance of the debt approximates its fair value.

The Telephonics Credit Agreement and the Clopay Credit Agreement include various sublimits for standby letters of credit. At September 30, 2009, there was approximately $16,722 of aggregate standby letters of credit outstanding under these credit facilities.  Additionally, these agreements limit dividends and advances that these subsidiaries may pay to the parent.

At September 30, 2009, the Company had outstanding $79,380 of Notes, a related debt discount of $2,820, a net carry value of $76,560 and a related capital in excess of par value component of $18,094, net of deferred tax. Holders may convert the Notes at a conversion price of $22.41 per share, as adjusted pursuant to the rights offering and subject to possible further adjustment, as defined, which is equal to a conversion rate of approximately 44.6229 shares per $1 principal amount of Notes. The Company has irrevocably elected to pay noteholders at least $1 in cash for each $1 principal amount of Notes presented for conversion. The excess of the value of the Company’s Common Stock that would have been issuable upon conversion over the cash delivered will be paid to Noteholders in shares of the Company’s Common Stock.  The fair value is approximately $79 million, which is based upon quoted market price (level 1 input). If the stock price remains below the conversion price, it is likely that these notes will be put to the Company in July of 2010, as such they have been classified as a component of Notes payable and current portion of long-term debt in the September 2009 Consolidated Balance Sheet.

During 2009, the Company purchased $50,620 face value of the Notes from certain noteholders for $42,741. The Company recorded a pre-tax gain from debt extinguishment of $4,808, offset by a $320 proportionate reduction in the related deferred financing costs for a net gain of $4,488.

At September 30, 2008, the Company had outstanding $130,000 of Notes, a related debt discount of $9,730, a net carry value of $120,270 and a related capital in excess of par value component of $18,357, net of deferred tax.

For the 2023 Notes, the effective interest rate for the years ending September 30, 2009, 2008 and 2007 was 9.0%, 8.9% and 9.0%, respectively.  The interest expense on the 2023 Notes for the year ending September 30, 2009 was $7,578 consisting of $3,472 for the coupon, $3,576 for the amortization of the discount and $530 for the amortization of deferred issuance costs. The interest expense on the 2023 Notes for the year ending September 30, 2008 was $10,521 consisting of $5,200 for the coupon, $4,720 for the amortization of the discount and $601 for the amortization of deferred issuance costs. The interest expense on the 2023 Notes for the year ending September 30, 2007 was $10,144 consisting of $5,200 for the coupon, $4,343 for the amortization of the discount and $601 for the amortization of deferred issuance costs.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The Company’s Employee Stock Ownership Plan (“ESOP”) has a loan agreement, guaranteed by the Company, which requires payments of principal and interest through the expiration date of September 2012 at which time the balance of the loan, and any outstanding interest, will be payable.  The primary purpose of this loan and its predecessor loans was to purchase 547,605 shares of the Company’s stock in October 2008. The loan bears interest (1.54% at September 30, 2009) at rates based upon the prime rate or LIBOR. The balance of the loan was $5,625 as of September 30, 2009, and the outstanding balance approximates fair value.

Real estate mortgages bear interest at rates from 6.3% to 6.6% with maturities extending through 2016 and are collateralized by real property whose carrying value at September 30, 2009 aggregated approximately $11,200.  These mortgages approximate fair value.

NOTE 11 — EMPLOYEE BENEFIT PLANS

The Company offers defined contribution plans to most of its U.S. employees.  In addition to employee contributions to the plans, the Company makes contributions based upon various percentages of compensation and/or employee contributions, which were $5,800 in 2009, $9,800 in 2008 and $10,300 in 2007.

The Company also has a qualified and a non-qualified defined benefit plan covering certain employees with benefits based on years of service and employee compensation.  Griffon adopted the FASB amendments on September 30, 2007, which required the Company to recognize the funded status of its defined benefit plans in the Consolidated Balance Sheets with a corresponding adjustment to Accumulated other comprehensive income, net of tax.  Over time, these amounts will be recognized as part of net periodic pension costs in the Consolidated Statements of Operations.

Griffon is responsible for overseeing the management of the investments of the qualified defined benefit plan and uses the service of an investment manager to manage these assets based on agreed upon risk profiles set by Griffon management.  The primary objective of the qualified defined benefit plan is to secure participant retirement benefits.  As such, the key objective in this plan’s financial management is to promote stability and, to the extent appropriate, growth in the funded status.  Financial objectives are established in conjunction with a review of current and projected plan financial requirements.  The fair value of a majority of the plan assets were determined by the plans’ trustee using quoted market prices identical instruments (level 1 input) as of September 30, 2009.  The fair value of various other investments were determined by the plan’s trustee using direct observable market corroborated inputs, including quoted market prices for similar assets (level 2 inputs).

The qualified defined benefit plan has been frozen to new entrants since December 2000.  Certain employees who were part of the plan prior to December 2000 continue to accrue a service benefit for an additional 10 years, at which time all plan participants will stop accruing service benefits.  A 10% change in the discount rate, average wage increase or return on assets would not have a material effect on the financial statements of the Company.

The non-qualified supplemental executive retirement plan is supported by the general assets of Griffon.

Griffon uses judgment to estimate the assumptions used in determining the future liability of the plan, as well as the investment returns on the assets invested for the plan.  The expected return on assets assumption used for pension expense was developed through analysis of historical market returns, current market conditions and the past experience of plan asset investments.  The discount rate assumption is determined by developing a yield curve based on high quality bonds with maturities matching the plans’ expected

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

benefit payment stream.  The plans’ expected cash flows are then discounted by the resulting year-by-year spot rates.

Net periodic costs were as follows:

	Defined Benefits for the Years			Supplemental Benefits for the Years
	Ended September 30,			Ended September 30,
(in thousands)	2009	2008	2007	2009	2008	2007
Net periodic benefit costs
Service cost	$425	$520	$626	$22	$137	$621
Interest cost	1,638	1,571	1,528	2,586	2,432	2,200
Expected return on plan assets	(1,723)	(2,081)	(1,794)	—	—	—

Amortization of:
Prior service costs	9	9	9	328	328	313
Actuarial (gain) loss	325	135	522	596	821	1,988
Transition obligation	(1)	(1)	(1)	—	—	—

Total net periodic benefit costs	$673	$153	$890	$3,532	$3,718	$5,122

The tax benefits in 2009, 2008 and 2007 for the amortization of pension costs in other comprehensive income were $117, $50 and $186, respectively.

The estimated net actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive income into net periodic pension cost during 2010 are $2,050 and $337, respectively.

The weighted-average assumptions used in determining the net periodic benefit costs were as follows:

	Defined Benefits for the Years Ended			Supplemental Benefits for the Years
	September 30,			Ended September 30,
	2009	2008	2007	2009	2008	2007
Discount rate	7.50%	6.30%	5.85%	7.50%	6.30%	5.85%
Average wage increase	3.50%	3.50%	3.50%	5.00%	5.00%	5.00%
Expected return on assets	8.50%	8.50%	8.50%	—	—	—

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Plan assets and benefit obligation of the defined benefit plans were as follows:

	Defined Benefits at		Supplemental Benefits at
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008
Change in benefit obligation
Benefit obligation at beginning of fiscal year	$22,263	$25,283	$36,429	$40,368
Benefits earned during the year	425	520	22	137
Interest cost	1,638	1,571	2,586	2,432
Benefits paid	(1,251)	(1,041)	(3,899)	(2,849)
Actuarial (gain) loss	6,728	(4,070)	6,494	(3,659)
Benefit obligation at end of fiscal year	29,803	22,263	41,632	36,429

Change in Plan Assets
Fair value of plan assets at beginning of fiscal year	20,442	24,325	—	—
Actual return on plan assets	(365)	(3,851)	—	—
Company contributions	1,051	1,009	3,899	2,849
Benefits paid	(1,251)	(1,041)	(3,899)	(2,849)
Fair value of plan assets at end of fiscal year	19,877	20,442	—	—
Projected benefit obligation in excess of plan assets	$(9,926)	$(1,821)	$(41,632)	$(36,429)

Amounts recognized in the statement of financial position consist of:
Accrued liabilities	$(876)	$(853)	$(3,898)	$(3,904)
Other liabilities (long-term)	(9,050)	(968)	(37,734)	(32,525)
Total Liabilites	(9,926)	(1,821)	(41,632)	(36,429)

Net actuarial losses	14,189	5,698	18,833	12,935
Prior service cost	33	43	939	1,266
Net asset at transition, other	—	(1)	—	—
Deferred taxes	(4,978)	(2,009)	(6,920)	(4,970)
Total Accumulated other comprehensive (earnings) loss, net of tax	9,244	3,731	12,852	9,231
Net amount recognized at September 30,	$(682)	$1,910	$(28,780)	$(27,198)

Accumulated benefit obligations	$29,674	$22,153	$41,317	$36,113

Information for plans with accumulated benefit obligations in excess of plan assets:
ABO	$29,674	$22,153	$41,317	$36,113
PBO	29,803	22,263	41,632	36,429
Fair value of plan assets	19,877	20,442	—	—

The weighted-average assumptions used in determining the benefit obligations were as follows:

	Defined Benefits at		Supplemental Benefits at
	September 30,		September 30,
	2009	2008	2009	2008
Discount rate	5.60%	7.50%	5.00%	7.50%
Average wage increase	3.50%	3.50%	5.00%	5.00%

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The actual and weighted-average assets allocation for qualified benefit plans were as follows:

	At September 30,
	2009	2008	Target
Equity securities	0.0%	58.0%	54.0%
Fixed income	91.7%	33.0%	44.0%
Other	8.3%	9.0%	2.0%
Total	100.0%	100.0%	100.0%

Estimated future benefit payments to retirees, which reflect expected future service, are as follows:

(in thousands)	Defined	Supplemental
For the fiscal years ending September 30,	Benefits	Benefits
2010	$876	$3,898
2011	940	3,898
2012	1,115	3,898
2013	1,262	3,898
2014	1,378	3,898
2015 through 2019	8,422	17,049

The Company expects to contribute $3,800 to the Defined Benefit plan in 2010, in addition to the $3,898 in payments related to the Supplemental Benefits that will be funded from the general assets of Griffon.

The Company has an ESOP that covers substantially all domestic employees.  Shares of the ESOP which have been allocated to employee accounts are charged to expense based on the fair value of the shares transferred and are treated as outstanding in earnings per share.  Compensation expense under the ESOP was $796 in 2009, $338 in 2008 and $740 in 2007.  The cost of the shares held by the ESOP and not yet allocated to employees is reported as a reduction of Shareholders’ Equity.  In connection with the rights offering in September 2008, the ESOP purchased 74,100 shares underlying rights associated with the unallocated shares of the ESOP.  The ESOP shares were as follows:

	At September 30,
	2009	2008
Allocated shares	2,126,058	2,169,523
Unallocated shares	780,697	190,832
	2,906,755	2,360,355

NOTE 12 — INCOME TAXES

Income taxes have been based on the following components of Income before taxes and discontinued operations:

	For the Years Ended September 30,
(in thousands)	2009	2008	2007

Domestic	$10,260	$(18,583)	$21,817
Non-U.S.	9,345	18,401	15,432
	$19,605	$(182)	$37,249

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Provision (benefit) for income taxes on income from continuing operations was comprised of the following:

	For the Years Ended September 30,
(in thousands)	2009	2008	2007

Current	$4,831	$4,082	$23,275
Deferred	(3,144)	(1,431)	(11,511)
Total	$1,687	$2,651	$11,764

U.S. Federal	$984	$5,527	$7,563
State and local	1,543	1,105	2,465
Non-U.S.	(840)	(3,981)	1,736
Total provision	$1,687	$2,651	$11,764

The Company’s income tax provision (benefit) included benefits of $1,387 in 2009, $11,422 in 2008 and $1,426 in 2007 reflecting the reversal of previously recorded tax liabilities primarily due to the resolution of various tax audits and due to the closing of certain statutes for prior years’ tax returns.

Included in Prepaids and other current assets are tax receivable amounts of $6,074 and $18,035 at September 30, 2009 and 2008, respectively.

Differences between the effective income tax rate applied to income from continuing operations and U.S. Federal income statutory rate were as follows:

	For the Years Ended September 30,
(in thousands)	2009	2008	2007

U.S. Federal income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of Federal benefit	4.8	191.6	3.0
Non-U.S. taxes	(21.0)	(513.4)	(5.2)
German income tax rate adjustment	—	—	(2.6)
Settlement of tax contingencies	(1.0)	5,020.3	(3.0)
Non-deductible goodwill	—	(2,483.3)	—
Non-U.S. dividends	4.3	(1,028.0)	5.3
Valuation allowance	(14.9)	(2,307.1)	—
Meals and entertainment	1.0	(141.3)	0.8
Non-U.S. purchase price adjustment	—	(233.0)	—
Other	0.4	2.6	(1.7)
Effective tax rate from continuing operations	8.6%	(1,456.6)%	31.6%

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

The tax effect of temporary differences that give rise to future deferred tax assets and liabilities are as follows:

	At September 30,
(in thousands)	2009	2008

Deferred tax assets:
Bad debt reserves	$1,323	2,704
Inventory reserves	5,469	5,532
Deferred compensation	23,361	17,690
Compensation benefits	281	2,690
Insurance reserve	3,263	4,122
Interest carryforward	—	2,154
Restructuring reserve	578	2,532
Warranty reserve	2,665	2,646
Net operating loss and foreign tax credit	12,154	13,284
Other reserves and accruals	1,197	1,589
	50,291	54,943
Valuation allowance	(4,726)	(8,040)
Total deferred tax assets	45,565	46,903

Deferred tax liabilities:
Deferred income	(3,350)	(513)
Goodwill	(6,770)	(5,942)
Depreciation and amortization	(14,841)	(16,651)
Interest	(11,906)	(17,174)
Other	(1,424)	(1,302)
Total deferred tax liabilities	(38,291)	(41,582)
Net deferred tax assets	$7,274	$5,321

During 2009 the valuation allowance decreased $3,314 due to the use and expected future benefit of foreign tax credits.

The components of the net deferred tax asset (liability), by balance sheet account, were as follows:

	At September 30,
(in thousands)	2009	2008

Prepaid and other current assets	$10,024	$6,139
Other assets	7,115	—
Other liabilities	(11,475)	(8,123)
Assets of discontinued operations	1,610	7,305
Net deferred tax assets	$7,274	$5,321

The Company has not recorded deferred income taxes on the undistributed earnings of its non-U.S. subsidiaries because of management’s ability and intent to indefinitely reinvest such earnings outside the U.S. At September 30, 2009, the Company’s share of the undistributed earnings of the non-U.S. subsidiaries amounted to approximately $43,000.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

At September 30, 2009 and 2008, the Company had no loss carryforwards for federal tax purposes and had loss carryforwards for non-U.S. tax purposes of $17,141 and $15,303, respectively. The non-U.S. loss carryforwards of $17,141 are available for carryforward indefinitely.

The Company had State and local loss carryforwards at September 30, 2009 and 2008 of $2,900 and $1,800, respectively, which expire in varying amounts through 2029.

The Company had foreign tax credit carryforwards of $6,326 and $8,040 at September 30, 2009 and 2008, respectively, which are available for use through 2018.

The Company files U.S. Federal, state and local tax returns, as well as Germany, Canada, Brazil and Sweden non-U.S. jurisdiction tax returns.  The Company’s U.S. federal income tax returns are no longer subject to income tax examination for years before 2006, the Company’s German income tax returns are no longer subject to income tax examination for years before 2006 and the Company’s major U.S. state and other non-U.S. jurisdictions are no longer subject to income tax examinations for years before 2000. Various U.S. state and non-U.S. statutory tax audits are currently underway.  The Company does not believe that its unrecognized tax benefits will materially change within the next twelve months.

The following is a roll forward of the unrecognized tax benefits activity:

(in thousands)
Balance at October 1, 2007	$21,646
Additions based on tax positions related to the current year	1,244
Reductions based on tax positions related to prior years	(10,086)
Lapse of statutes	(1,066)
Settlements	(104)
Balance at September 30, 2008	11,634

Additions based on tax positions related to the current year	1,395
Reductions based on tax positions related to prior years	(358)
Lapse of statutes	(895)
Settlements	(3,638)
Balance at September 30, 2009	$8,138

If recognized, the amount of potential tax benefits net of federal benefit that would impact the Company’s effective tax rate is $6,580.  The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. At September 30, 2009 and 2008, the combined amount of accrued interest and penalties related to tax positions taken or to be taken on Griffon’s tax returns and recorded as part of the reserves for uncertain tax positions was $1,407 and $1,982, respectively.

NOTE 13 — STOCKHOLDERS’ EQUITY AND EQUITY COMPENSATION

In August 2008, the Company’s Board of Directors authorized a 20 million share common stock rights offering to its shareholders in order to raise equity capital for general corporate purposes and to fund future growth. The rights had an exercise price of $8.50 per share. In conjunction with the rights offering, GS Direct, L.L.C. (“GS Direct”), an affiliate of Goldman Sachs, agreed to back stop the rights offering by purchasing, on the same terms, any and all shares not subscribed through the exercise of rights. GS Direct also agreed to purchase additional shares of common stock at the rights offering price if it did not acquire a minimum of 10 million shares of common stock as a result of its back stop commitment. The Company received a total of $248.6 million in gross proceeds from the rights offering and issued 29.2 million shares

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

as follows:  In September 2008, the Company received $241.3 million of gross proceeds, and issued 28.4 million shares, from the first closing of its rights offering and the closing of the related investments by GS Direct and by the Company’s Chief Executive Officer; in October 2008, an additional $5.3 million of rights offering proceeds were received, and 620,486 shares were issued, in connection with the second closing of the rights offering; and in April 2009, $2.0 million of rights offering proceeds were received, and 233,298 shares were issued, in connection with the rights offering.

The Company expenses the fair value of equity compensation grants over the related vesting period. Compensation cost related to stock-based awards with graded vesting are amortized using the straight-line attribution method. Options for an aggregate of 1,375,000 shares of Common Stock were previously authorized for grant under the Company’s 2001 Stock Option Plan at September 30, 2009. As of September 30, 2009, options for 89,774 shares remain available for future grants under this plan. The plan provides for the granting of options at an exercise price of not less than 100% of the fair market value at the date of grant. Options generally expire ten years after date of grant and become exercisable in equal installments over two to four years.

During 2006, shareholders approved the Griffon Corporation 2006 Equity Incentive Plan (“Incentive Plan”) under which awards of performance shares, performance units, stock options, stock appreciation rights, restricted shares and deferred shares may be granted. Options under the Incentive Plan generally expire ten years after the date of grant and are granted at an exercise price of not less than 100% of the fair market value at the date of grant.  The shareholders approved an amendment to the Incentive Plan in 2009. The maximum number of shares of common stock available for award under the Incentive Plan is 7,750,000. The number of shares available under the Incentive Plan is reduced by a factor of two-to-one for awards other than stock options. If the remaining shares available under the Incentive Plan at September 30, 2009 were awarded through stock options, 3,720,440 shares would be issued or if the remaining shares were awarded as restricted stock, 1,860,220 shares would be issued.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

A summary of stock option activity for the years ended September 30, 2009, 2008 and 2007 is as follows:

	Options
		Weighted		Weighted
		Average	Aggregated	Average
		Exercise	Intrinsic	Contractual
($ in thousands, except per share data)	Shares	Price	Value	Term (Years)

Outstanding at October 1, 2006	2,845,586	$13.74
Granted	34,000	15.92
Exercised	(628,307)	14.15	$2,665
Forfeited/expired	(42,506)	22.48
Outstanding at September 30, 2007	2,208,773	13.49	7,483	4.0
Exercisable at September 30, 2007	2,050,460	12.76	7,483	3.6

Outstanding at October 1, 2007	2,208,773	13.49
Granted	25,000	14.19
Exercised	—
Forfeited/expired	(832,882)	11.08
Outstanding at September 30, 2008	1,400,891	13.87	670	4.5
Exercisable at September 30, 2008	1,329,066	13.40	670	4.3

Outstanding at October 1, 2008	1,400,891	13.87
Granted	350,000	20.00
Exercised	(33,000)	6.12	109
Forfeited/expired	(27,552)	20.55
Outstanding at September 30, 2009	1,690,339	15.18	980	4.6

Exercisable at September 30, 2009 through:
September 30, 2010	550
September 30, 2011	386,650
September 30, 2012	232,500
September 30, 2013	202,726
September 30, 2014	163,000
September 30, 2015	225,038
September 30, 2016	78,500
September 30, 2017	14,750
September 30, 2018	116,667
Total Exercisable	1,420,381	$14.21	$980	3.9

($ in thousands, except per share data)

	Options Outstanding				Options Exercisable
		Weighted		Weighted		Weighted		Weighted
		Average	Aggregated	Average		Average	Aggregated	Average
Range of		Exercise	Intrinsic	Contractual		Exercise	Intrinsic	Contractual
Exercises Prices	Shares	Price	Value	Term (Years)	Shares	Price	Value	Term (Years)

$6.17 to $6.33	57,200	6.33	$214	1.1	57,200	6.33	$214	1.1
$7.75 to $11.14	505,000	8.92	766	1.8	505,000	8.92	766	1.8
$12.39 to $17.23	475,764	14.73	—	4.5	464,014	14.73	—	4.4
$19.49 to $26.06	652,375	21.13	—	7.3	394,167	21.51	—	6.4
Totals	1,690,339		$980		1,420,381		$980

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Unrecognized compensation expense related to non-vested options was $506 at September 30, 2009 and will be recognized over a weighted average vesting period of 1.1 years.  The fair value of options vested during the years ended September 30, 2009, 2008 and 2007 were $631, $775 and $801, respectively.

A summary of restricted stock activity for the years ended September 30, 2009, 2008 and 2007 is as follows:

	Restricted Stock
				Weighted
		Weighted	Aggregated	Average
		Average	Intrinsic	Contractual
($ in thousands, except per share data)	Shares	Grant Price	Value*	Term (Years)

Outstanding at October 1, 2006	309,326	$23.96	$58	4.5
Granted	15,704	15.92	250
Fully Vested	(67,775)	23.84	1,180
Forfeited	—	—	—
Outstanding at September 30, 2007	257,255	23.51	97	3.4
Granted	300,000	8.98	2,694
Fully Vested	(98,255)	22.38	3,252
Forfeited	—	—	—
Outstanding at September 30, 2008	459,000	14.25	11	2.8
Granted	1,202,500	8.38	10,077
Fully Vested	(53,000)	24.20	511
Forfeited	(6,000)	9.30	56
Outstanding at September 30, 2009	1,602,500	9.53	$2,414	3.1

*Aggregated intrinsic value at the date the shares were outstanding, granted, vested or forfeited, as applicable.

Unrecognized compensation expense related to non-vested shares of restricted stock was $12,211 at September 30, 2009 and will be recognized over a weighted average vesting period of 3.0 years.

In connection with the September 2008 rights offering, the Company was obligated under certain anti-dilution provisions within its stock option plans to reduce the exercise price of the then-outstanding options and recorded stock-based compensation expense of approximately $354. Also in September 2008, in connection with an investment in conjunction with the rights offering, the Company’s Chief Executive Officer purchased 578,151 shares of Common Stock at $8.50 per share, representing a discount to the fair value of such shares at closing. The Company recorded stock-based compensation expense related to this transaction of approximately $104.

The Company has an Outside Director Stock Award Plan (the “Outside Director Plan”), which was approved by the shareholders in 1994, under which 330,000 shares may be issued to non-employee directors. Annually, each eligible director is awarded shares of the Company’s Common Stock having a value of $10, which vests over a three-year period. For shares issued under the Outside Director Plan, the fair market value of the shares at the date of issuance is recognized as compensation expense over the vesting period. In 2009, 2008 and 2007, 12,732, 12,155 and 4,680 shares, respectively, were issued under the Outside Director Plan.

At September 30, 2009, a total of approximately 7,282 shares of the Company’s authorized Common Stock were reserved for issuance in connection with stock compensation plans.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

In accordance with the terms of an employment agreement, in October 2008, the Company’s Chief Executive Officer received a restricted stock grant of 75,000 shares of Common Stock, which vests in April 2011. The fair value of the restricted stock on the date of grant was $675. In addition, the Company’s Chief Executive Officer received a ten-year option to purchase 350,000 shares of Common Stock at an exercise price of $20 per share. The closing stock price on date of grant was $9.00 and the grant vests in three equal annual installments beginning April 2009. The fair value of the options on the date of grant was $721 or $2.06 per share.

In March 2009, the Company’s Chief Executive Officer received a restricted stock grant of 675,000 shares of Common Stock, which vests in March 2013. The fair value of the restricted stock on the date of grant was $5,063 or $7.50 per share.

In addition to the above 2009 grants, the Company granted to employees 446,500 shares of restricted stock during 2009, each with 4 year cliff vesting, with a total fair value of $4,282, or a weighted average fair value of $9.59 per share.

On November 18, 2009, the Company granted to employees 237,500 shares of restricted stock each with 4 year cliff vesting, with a total fair value of $2,249 or a fair value of $9.47 per share.

The fair value of restricted stock and option grants is amortized over the respective vesting periods.

Using historical data as of the grant dates, the fair value of the 2009, 2008 and 2007 option grants was estimated as of the grant dates using the Black-Scholes option pricing model with the following weighted average assumptions:

	2009	2008	2007
	Grant	Grant	Grant
Risk-free interest rate	3.04%	4.09%	4.59%
Dividend yield	0.00%	0.00%	0.00%
Expected life (years)	7.0	7.0	7.0
Volatility	38.98%	40.00%	40.00%
Option exercise price	$20.00	$14.19	$15.92
Fair value of options granted	$2.06	$6.89	$7.95

For the years ended September 30, 2009, 2008 and 2007, stock based compensation expense totaled $4,415, $3,327 and $2,412, respectively.

NOTE 14 — ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of Accumulated other comprehensive income were:

	At September 30,
(in thousands)	2009	2008	2007

Foreign currency translation adjustment	$50,266	$38,431	$45,089
Minimum pension liability	(22,096)	(12,962)	(15,567)
Accumulative other comprehensive income	$28,170	$25,469	$29,522

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

NOTE 15 — COMMITMENTS AND CONTINGENT LIABILITIES

Operating leases

The Company rents real property and equipment under operating leases expiring at various dates. Most of the real property leases have escalation clauses related to increases in real property taxes. Rent expense for all operating leases totaled approximately $24,700, $32,400 and $31,600 in 2009, 2008 and 2007, respectively. The Company has engaged in sale-leaseback transactions for various manufacturing equipment used at selected U.S. locations. Net proceeds received from these transactions, classified as operating leases, for the years ended September 30, 2009, 2008 and 2007 were zero, $4,791, and $1,751, respectively.  Aggregate future minimum lease payments for operating leases at September 30, 2009 are $20,000 in 2010, $13,000 in 2011, $10,000 in 2012, $7,000 in 2013, $3,000 in 2014 and $3,000 thereafter.

Legal and environmental

Department of Environmental Conservation of New York State (“DEC”), with ISC Properties, Inc. Lightron Corporation (“Lightron”), a wholly-owned subsidiary of the Company, once conducted operations at a location in Peekskill in the Town of Cortlandt, New York (the “Peekskill Site”) owned by ISC Properties, Inc. (“ISC”), a wholly-owned subsidiary of the Company. ISC sold the Peekskill Site in November 1982.

Subsequently, the Company was advised by the DEC that random sampling at the Peekskill Site and in a creek near the Peekskill Site indicated concentrations of solvents and other chemicals common to Lightron’s prior plating operations. ISC then entered into a consent order with the DEC in 1996 (the “Consent Order”) to perform a remedial investigation and prepare a feasibility study. After completing the initial remedial investigation pursuant to the Consent Order, ISC was required by the DEC, and did conduct accordingly over the next several years, supplemental remedial investigations, including soil vapor investigations, under the Consent Order.

In April 2009, the DEC advised ISC’s representatives that both the DEC and the New York State Department of Health had reviewed and accepted an August 2007 Remedial Investigation Report and an Additional Data Collection Summary Report dated January 30, 2009. With the acceptance of these reports, ISC completed the Remedial Investigation required under the Consent Order and was authorized, accordingly, by the DEC to conduct the Feasibility Study required by the Consent Order.  Pursuant to the requirements of the Consent Order and its obligations thereunder, ISC, without acknowledging any responsibility to perform any remediation at the Site, submitted to the DEC in August 2009, a draft Feasibility Study which recommended for the soil, groundwater and sediment medias, remediation alternatives having a current net capital cost value, in the aggregate, of approximately $5 million. ISC will be resubmitting a revised draft to respond to comments received from the DEC on October 20, 2009.

U.S. Government investigations and claims

Defense contracts and subcontracts, including the Company’s contracts and subcontracts, are subject to audit and review by various agencies and instrumentalities of the United States government, including among others, the Defense Contract Audit Agency (“DCAA”), the Defense Contract Investigative Service (“DCIS”), and the Department of Justice which has responsibility for asserting claims on behalf of the US government.  In addition to ongoing audits, pursuant to an administrative subpoena the Company is currently providing information to the U.S. Department of Defense Office of the Inspector General.  No claim has been asserted against the Company, and the Company is unaware of any material financial exposure in connection with the Inspector General’s inquiry.

In general, departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the Company, and the results of such investigations may lead to

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages.  U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision.  Suspension or debarment could have material adverse effect on Telephonics because of its reliance on government contracts.

Contingent acquisition purchase price liabilities

In connection with certain acquisitions, the Company has recorded contingent consideration of $2,861 and $3,461 at September 30, 2009 and 2008, respectively, included in other liabilities.

General legal

The Company is subject to various laws and regulations relating to the protection of the environment and is a party to legal proceedings arising in the ordinary course of business. Management believes, based on facts presently known to it, that the resolution of the matter above and such other matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 16 – EARNINGS PER SHARE

Earnings per share (EPS)

The rights offering discussed in the Stockholders’ Equity and Equity Compensation footnote contained a bonus element to existing shareholders that required the Company to adjust the shares used in the computation of basic and fully-diluted weighted-average shares outstanding for all periods presented prior to the offering. Basic and diluted EPS from continuing operations for the years ended September 30, 2009, 2008 and 2007 were determined using the following information:

	For the Years Ended September 30,
(Shares in thousands)	2009	2008	2007
Weighted average shares outstanding - basic	58,699	32,667	32,405
Incremental shares from 4% convertible notes	—	—	22
Incremental shares from stock based compensation	303	169	930

Weighted average shares outstanding - diluted	59,002	32,836	33,357

Anti-dilutive options excluded from diluted EPS computation	1,305	980	633

NOTE 17 – RELATED PARTIES

Simultaneously with the closing of the September 2008 rights offering and related investment by GS Direct, two employees of GS Direct joined the Company’s Board of Directors. Prior to the rights offering, the Company had retained an affiliated entity of GS Direct, for financial advisory services, and paid or incurred expenses of approximately $2,432 and $250 during the years ended September 30, 2008 and 2007, respectively.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

NOTE 18 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly results of operations for the years ended September 30, 2009 and 2008 were as follows:

(in thousands, except per share data)

			Continuing Operations			Net Income (loss)
				Per Share -	Per Share -		Per Share -	Per Share -
Quarter ended	Revenue	Gross Profit	Income (loss)	Basic	Diluted	Income (loss)	Basic	Diluted

2009
December 31, 2008	$302,334	$58,957	$2,066	$0.04	$0.04	$2,069	$0.04	$0.04
March 31, 2009	276,087	53,975	(2,076)	(0.04)	(0.04)	(1,427)	(0.02)	(0.02)
June 30, 2009	287,385	66,286	6,051	0.10	0.10	6,100	0.10	0.10
September 30, 2009	328,244	77,905	11,877	0.20	0.20	11,966	0.20	0.20
	$1,194,050	$257,123	$17,918	$0.31	$0.30	$18,708	$0.32	$0.32

2008
December 31, 2007	$294,802	$64,758	$835	$0.03	$0.03	$(2,059)	$(0.06)	$(0.06)
March 31, 2008	298,571	57,450	(4,871)	$(0.15)	$(0.15)	(22,094)	$(0.68)	$(0.68)
June 30, 2008	322,267	73,380	8,621	0.27	0.26	(10,535)	(0.32)	(0.32)
September 30, 2008	353,665	77,409	(7,418)	(0.22)	(0.22)	(8,736)	(0.26)	(0.26)
	$1,269,305	$272,997	$(2,833)	$(0.09)	$(0.09)	$(43,424)	$(1.33)	$(1.33)

Notes to Quarterly Financial Information (unaudited):

•                  Earnings (loss) per share are computed independently for each quarter and year presented; as such the sum of the quarters may not be equal to the full year amounts.

•                  Income (loss) from continuing operations and Net income (loss), and the related per share earnings, for the three months and year ended September 30, 2008, included a $12,913 Building Products goodwill write-off.

•                  Income (loss) from continuing operations and Net income (loss), and the related per share earnings, included restructuring and other related charges related to Building Products of $1,691, $701, $38 and $1,202 for the three-month periods ended December 31, 2007, March 31, 2008, June 30, 2009 and September 30, 2009, respectively and $2,610 and $1,240 for the years ended September 30, 2008 and 2009, respectively.

NOTE 19 – BUSINESS SEGMENTS

The Company’s reportable business segments are as follows:

•                  Telephonics high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•                  Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•                  Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

The Company evaluates performance and allocates resources based on operating results before interest income or expense, income taxes and certain nonrecurring items of income or expense.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Information on the Company’s business segments revenue, income and other data is as follows:

	For the Years Ended September 30,
(in thousands)	2009	2008	2007
REVENUE
Telephonics	$387,881	$366,288	$472,549
Clopay Building Products	393,414	435,321	486,606
Clopay Plastic Products	412,755	467,696	406,574
Total consolidated net sales	$1,194,050	$1,269,305	$1,365,729

INCOME BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment operating profit (loss):
Telephonics	$34,883	$32,862	$45,888
Clopay Building Products	(11,326)	(17,444)	7,117
Clopay Plastic Products	24,072	20,620	17,263
Total segment operating profit	47,629	36,038	70,268
Unallocated amounts	(20,960)	(21,281)	(17,823)
Gain from debt extinguishment, net	4,488	—	—
Net interest expense	(11,552)	(14,939)	(15,196)

Income (loss) before taxes and discontinued operations	$19,605	$(182)	$37,249

Unallocated amounts typically include general corporate expenses not attributable to reportable segment.

DEPRECIATION and AMORTIZATION
Segment:
Telephonics	$6,657	$6,753	$5,800
Clopay Building Products	13,223	12,071	11,041
Clopay Plastic Products	21,930	22,638	20,986
Total segment	41,810	41,462	37,827
Corporate	536	1,461	1,631
Total consolidated depreciation and amortization	$42,346	$42,923	$39,458

CAPITAL EXPENDITURES
Segment:
Telephonics	$7,564	$5,862	$5,428
Clopay Building Products	7,560	8,227	15,596
Clopay Plastic Products	16,801	38,718	8,634
Total segment	31,925	52,807	29,658
Corporate	772	309	79
Total consolidated capital expenditures	$32,697	$53,116	$29,737

	At September	At September	At September
ASSETS	30, 2009	30, 2008	30, 2007
Segment assets:
Telephonics	$271,809	$251,016	$241,639
Clopay Building Products	169,251	197,740	217,744
Clopay Plastic Products	364,626	356,635	351,314
Total segment assets	805,686	805,391	810,697
Corporate (principally cash and equivalents)	337,674	344,254	66,786
Total continuing assets	1,143,360	1,149,645	877,483
Assets from discontinued operations	531	17,841	76,495
Consolidated total	$1,143,891	$1,167,486	$953,978

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

Segment information by geographic region was as follows:

	For the Years Ended September 30,
REVENUE BY GEOGRAPHIC AREA	2009	2008	2007
United States	$827,009	$853,692	$978,220
Germany	97,879	110,900	83,446
Canada	69,198	64,378	57,759
Brazil	41,566	44,019	34,526
United Kingdom	17,594	23,276	33,893
All other countries	140,804	173,040	177,885
Consolidated revenue	$1,194,050	$1,269,305	$1,365,729

PROPERTY, PLANT & EQUIPMENT BY GEOGRAPHIC	At September	At September	At September
AREA	30, 2009	30, 2008	30, 2007
United States	$150,132	$151,733	$128,595
Germany	64,503	67,800	79,132
All other countries	21,384	19,470	22,505
Consolidated property, plant and equipment	$236,019	$239,003	$230,232

Plastics sales to P&G were approximately $224,000 in 2009, $262,000 in 2008 and $218,000 in 2007.  Telephonics’ sales to the United States Government and its agencies, either as a prime contractor or subcontractor, aggregated approximately $276,000 in 2009, $257,000 in 2008 and $375,000 in 2007.

NOTE 20 – OTHER INCOME (EXPENSE)

Other income (expense) included $(392), $(5) and $1,570 for the years ended September 30, 2009, 2008 and 2007, respectively, of currency exchange gains (losses) in connection with the translation of receivables and payables denominated in currencies other than the functional currencies of the Company and its subsidiaries.

NOTE 21 — SUBSEQUENT EVENTS

The Company evaluated events occurring subsequent to September 30, 2009 through November 24 (the date of issuance, 2009 for potential recognition and disclosure in the consolidated financial statements.

NOTE 22 — SUBSEQUENT EVENTS IN CONNECTION WITH REISSUANCE (unaudited)

As disclosed in Note 2, the Company is revising its September 30, 2009 financial statements in order to retrospectively apply new accounting guidance with respect to convertible debt for all periods presented.  In connection with the reissuance of these financial statements, the Company has considered whether there are any subsequent events that have occurred since November 24, 2009 and through February 3, 2010 (the date of reissuance) that requires recognition or disclosure in the September 30, 2009 financial statements.  As a result, the Company is disclosing the following:

Subsequent to the year ending September 30, 2009, the Company purchased $29,382 face value of 2023 Notes for $29,675.  The Company will record an immaterial pre-tax loss, net of the proportionate reduction in the related deferred financing costs, in 2010.

GRIFFON CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands, except per share data)

On December 21, 2009, the Company issued $100 million principal of 4% convertible subordinated notes due 2017 (the “2017 Notes”).  The initial conversion rate of the 2017 Notes was 67.0799 shares of Griffon’s common stock per $1,000 principal amount of notes, corresponding to an initial conversion price of approximately $14.91 per share.

*****

SCHEDULE I

GRIFFON CORPORATION

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BALANCE SHEETS

(in thousands)

(as retrospectively adjusted, See Note 2 of the notes to consolidated financial statements)

	At September 30,	At September 30,
	2009	2008

CURRENT ASSETS
Cash and equivalents	$223,511	$247,554
Prepaid and other current assets	2,050	8,171
Income taxes receivable	—	16,629
Total Current Assets	225,561	272,354
PROPERTY, PLANT AND EQUIPMENT, net	837	745
INVESTMENT IN SUBSIDIARIES	590,993	569,469
OTHER ASSETS	36,089	10,112
Total Assets	$853,480	$852,680
CURRENT LIABILITIES
Current portion of long-term debt, net of debt discount	$77,185	$188
Accounts payable and accrued liabilities	15,191	16,666
Total Current Liabilities	92,376	16,854
CONVERTIBLE SUBORDINATED NOTES, net of debt discount	—	120,270
OTHER	72,897	50,226
Total Liabilities	165,273	187,350
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY	688,207	665,330
Total Liabilities and Shareholders’ Equity	$853,480	$852,680

SCHEDULE I – (Continued)

GRIFFON CORPORATION

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

STATEMENTS OF OPERATIONS

(in thousands)

(as retrospectively adjusted, See Note 2 of the notes to consolidated financial statements)

	Years Ended September 30,
	2009	2008	2007

Costs and Expenses:
General and administrative expenses	$(20,643)	$(21,155)	$(16,094)
Gain from debt extinguishment, net	4,488	—	—
Interest expense and other, net	(5,928)	(9,558)	(10,730)
Loss before credit for federal income taxes and equity in net	(22,083)	(30,713)	(26,824)
Credit for federal income taxes resulting from tax sharing arrangement with subsidiaries	(8,974)	(7,606)	(8,807)
Loss before equity in net income of subsidiaries	(13,109)	(23,107)	(18,017)
Equity in income of subsidiaries	31,027	20,274	43,502
Income (loss) from continuing operations	17,918	(2,833)	25,485
Equity in income (loss) of discontinued operations	790	(40,591)	(6,086)
Net income (loss)	$18,708	$(43,424)	$19,399

SCHEDULE I – (Continued)

GRIFFON CORPORATION

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

STATEMENTS OF CASH FLOWS

(in thousands)

(as retrospectively adjusted, See Note 2 of the notes to consolidated financial statements)

	Years Ended September 30,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$18,708	$(43,424)	$19,399

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Stock-based compensation	4,145	3,327	2,412
Amortization/write-off of deferred financing costs and debt discount	4,586	5,059	4,187
Gain from debt extinguishment, net	(4,488)	—	—
Deferred income taxes	(10,174)	2,840	(7,215)
Equity in income of subsidiaries	(31,027)	(20,274)	(43,502)
Equity in (income) loss of discontinued operations	(790)	40,591	6,086
Change in assets and liabilities:
(Increase) decrease in prepaid and other assets	199	(120)	204
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable,	17,640	4,060	(9,178)
Other changes, net	4,757	(4,036)	7,725
Net cash provided by (used in) operating activities	3,556	(11,977)	(19,882)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(372)	(46)	(67)
Advances (to) from subsidiaries	—	42,000	(6,500)
Distribution from subsidiaries	10,000	60,000	22,000
Net cash provided by investing activities	9,628	101,954	15,433

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares from rights offering	7,257	241,344	—
Purchase of shares for treasury	—	(579)	(4,355)
Proceeds from issuance of long-term debt	4,370	630	33,601
Payments of long-term debt	(43,885)	(76,417)	(27,186)
Financing costs	(541)	(7,111)	—
Purchase of ESOP shares	(4,370)	—	—
Exercise of stock options	—	—	2,588
Tax benefit from vesting of restricted stock	217	3	1,346
Capital contribution	(676)	(4,067)	—
Other, net	401	139	653
Net cash provided by financing activities	(37,227)	153,942	6,647

NET INCREASE IN CASH AND EQUIVALENTS	(24,043)	243,919	2,198
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	247,554	3,635	1,437
CASH AND EQUIVALENTS AT END OF PERIOD	$223,511	$247,554	$3,635

SCHEDULE II

GRIFFON CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED SEPTEMBER 30, 2009, 2008 AND 2007

(in thousands)

	Balance at	Recorded to	Accounts
	Beginning of	Cost and	Written Off,		Balance at
Description	Year	Expense	net	Other	End of Year

FOR THE YEAR ENDED SEPTEMBER 30, 2009
Allowance for Doubtful Accounts
Bad debts	$3,675	$628	$(1,210)	$45	$3,138
Sales returns and allowances	1,934	(247)	(385)	17	1,319
	$5,609	$381	$(1,595)	$62	$4,457
Inventory valuation	$8,883	$1,783	$(1,827)	$39	$8,878

FOR THE YEAR ENDED SEPTEMBER 30, 2008
Allowance for Doubtful Accounts
Bad debts	$3,834	$1,257	$(1,407)	$(9)	$3,675
Sales returns and allowances	2,503	(157)	(415)	3	1,934
	$6,337	$1,100	$(1,822)	$(6)	$5,609
Inventory valuation	$9,489	$652	$(1,314)	$56	$8,883

FOR THE YEAR ENDED SEPTEMBER 30, 2007
Allowance for Doubtful Accounts
Bad debts	$3,683	$649	$(591)	$93	$3,834
Sales returns and allowances	2,624	3,478	(3,742)	143	2,503
	$6,307	$4,127	$(4,333)	$236	$6,337

Inventory valuation	$8,149	$1,901	$(801)	$240	$9,489

Note: This Schedule II is for continuing operations only.